UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2024

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414
(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

5718 Westheimer Road, Suite 700

Houston, Texas 77057

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.00001	WTI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 28, 2024, W&T Offshore, Inc. (together with its guarantor subsidiaries, the “Company”) entered into a Nineteenth Amendment to the Sixth Amended and Restated Credit Agreement (the “Nineteenth Amendment”), dated as of June 28, 2024, among the Company, certain of its guarantor subsidiaries, Alter Domus (US) LLC, as administrative agent, and certain of the Company’s lenders and other parties thereto (as heretofore amended, the “Credit Agreement”). The Nineteenth Amendment, which became effective as of June 28, 2024, amends the Sixth Amended and Restated Credit Agreement dated as of October 18, 2018 to (i) extend the maturity date from June 30, 2024 to December 31, 2024, subject to the satisfaction of certain conditions on the last date of each month and so long as the lender does not deliver a termination notice, (ii) prohibit the use of loan proceeds to pay other Indebtedness (as defined in the Credit Agreement), and (iii) lower the excess cash balance sweep threshold.

As of March 31, 2024, there were no borrowings outstanding under the Credit Agreement and no borrowings had been incurred under the Credit Agreement during the three months ended March 31, 2024. As of March 31, 2024 and December 31, 2023, the Company had $4.4 million outstanding in letters of credit which have been cash collateralized.

The foregoing description of the Nineteenth Amendment does not purport to be complete and is qualified in its entirety by reference to the Nineteenth Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

(a) Dismissal of independent registered public accounting firm

On June 25, 2024, the audit committee of the board of directors (the “Committee”) of the Company dismissed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm.

The audit reports of EY on the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2023 and 2022, and the subsequent interim period through June 25, 2024, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of such disagreements in connection with its reports, nor were there any “reportable events”, as such term is described in Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company provided EY with a copy of this Form 8-K prior to its filing with the Securities and Exchange Commission (“SEC”) and requested that EY provide the Company with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of EY’s letter dated July 1, 2024 is filed as an exhibit to this Form 8-K.

(b) Engagement of new independent registered public accounting firm

On June 25, 2024, the Committee approved the engagement of Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2024.

During the years ended December 31, 2023 and 2022 and through June 25, 2024, neither the Company nor any person on its behalf has consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” as such terms are described in Items 304(a)(1)(iv) or 304(a)(1)(v), respectively, of Regulation S-K promulgated under the Exchange Act.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

10.1†	Nineteenth Amendment to the Sixth Amended and Restated Credit Agreement, dated as of June 28, 2024, by and among W&T Offshore, Inc., the guarantor subsidiaries party thereto, Alter Domus (US) LLC, and the various agents and lenders and other parties thereto.
16.1	Letter of Ernst & Young LLP
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†	Certain of the schedules and exhibits to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC.

July 1, 2024	By:	/s/ Sameer Parasnis
Name: Sameer Parasnis
Title: Executive Vice President and Chief Financial Officer